ASSETS PURCHASE AGREEMENT

by and among

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.;

FUSION VOIP ACQUISITION CORP.;

iFREEDOM COMMUNICATIONS INTERNATIONAL HOLDINGS, LIMITED;

IFREEDOM COMMUNICATIONS CORPORATION;

IFREEDOM COMMUNICATIONS (MALAYSIA) Sdn. Bhd.;

IFREEDOM COMMUNICATIONS, INC.;

iFREEDOM COMMUNICATIONS HONG KONG LIMITED;

iFREEDOM UK, LTD.

and

TIMOTHY RINGGENBERG; SETH RINGGENBERG; LINDA RINGGENBERG; and EDWARD J. WEAVER.

Dated as of November 14, 2005

i

4.14 Certain Agreements, Affiliate Transactions and Insurance	21
4.15 Real Estate	23
4.16 Intellectual Property	23
4.17 Title to Assets; Liens	24
4.18 Employees and Consultants	24
4.19 Insurance	24
4.20 Banks, Brokers, and Proxies	25
4.21 Fusion Commission Flings	25
4.22 Restricted Securities	25
4.23 Legends	26
4.24 Solvency	26
4.25 Provided Information	26
4.26 Full Disclosure	27
4.27 Survival	27

ARTICLE V REPRESENTATIONS AND WARRANTIES OF FUSION	27
5.1 Organization and Qualification	27
5.2 Authorization and Validity of Agreement; Fusion Common Stock	28
5.3 Recommendation of the Parent Board	28

ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS	28
6.1 Access to Information Concerning Properties and Records	28
6.2 Confidentiality	29
6.3 Conduct of the Company's Business Pending the Effective Time	30
6.4 Undertakings	31

ARTICLE VII INDEMNIFICATION	32
7.1 Indemnification by the Company, each Subsidiary and the Company Shareholders	32
7.2 Payment of Indemnification Obligation	33
7.3 Other Rights and Remedies Not Affected	34
7.4 Survival	34

ARTICLE VIII CONDITIONS PRECEDENT	34
8.1 Conditions Precedent to the Obligations of Fusion and Parent and the Company	34
8.2 Conditions Precedent to the Obligations of Fusion and Parent	34
8.3 Conditions Precedent to the Obligations of the Company, each Subsidiary and the Company Shareholders 40

ARTICLE IX TERMINATION	41
9.1 Termination by either Fusion or the Company	41
9.2 Effect of Termination and Abandonment	41

ii

ARTICLE X MISCELLANEOUS	41
10.1 No Waiver, Survival of Representations, Warranties, Covenants and Agreements	41
10.2 Expenses	42
10.3 Remedy	42
10.4 Notices	42
10.5 Entire Agreement	44
10.6 Assignment; Binding Effect; Benefit	44
10.7 Amendment	44
10.8 Headings	44
10.9 Counterparts	44
10.10 Governing Law and Venue; Waiver of Jury Trial	44
10.11 Joint Participation in Drafting this Agreement	45
10.12 Severability	45
10.13 Enforcement	46
10.14 Attorneys' Fees and Costs	46
10.15 Representation by Counsel	46

EXHIBITS

Exhibit A Escrow Agreement
Exhibit B Lock-Up Agreement
Exhibit C Employment Agreement
Exhibit D Employee Letter
Exhibit E Form of VOIC Independent Marketing Agreement

SCHEDULES

iii

ASSETS PURCHASE AGREEMENT

THIS ASSETS PURCHASE (this “Agreement”) is made this 14th day of November, 2005, (the “Effective Date”) by and among Fusion Telecommunications International, Inc., a corporation organized under the laws of the State of Delaware (“Parent”); Fusion VOIP Acquisition Corp., a corporation organized under the laws of the State of Delaware (“Fusion”); iFreedom Communications International Holdings, Limited, a corporation organized under the laws of Hong Kong (the “Company”); IFreedom Communications Corporation, a company organized under the laws of the Philippines (“Philippines”); IFreedom Communications (Malaysia) Sdn. Bhd., a corporation organized under the laws of Malaysia (“Malaysia”); IFreedom Communications, Inc., a corporation organized under the laws of the State of Delaware (“U.S.”), iFreedom Communications Hong Kong Limited, a corporation organized under the laws of Hong Kong (“Hong Kong”); iFreedom UK, Ltd., a corporation organized under the laws of the United Kingdom (“UK”) (Philippines, Malaysia, U.S., Hong Kong and UK each a “Subsidiary” and collectively the “Subsidiaries”) and Timothy Ringgenberg; Seth Ringgenberg; Linda Ringgenberg and Edward J. Weaver (each a “Company Shareholder” and collectively, the “Company Shareholders”).

WHEREAS, the parties are entering into this Agreement to provide for the terms and conditions upon which Parent, through Fusion, will purchase certain assets and business operations of the Company and its Subsidiaries that comprise the Company’s VoIP business all as more fully described herein (the “Assets”); and,

WHEREAS, the Company Shareholders, in order to induce Fusion and Parent to enter into this Agreement, are parties to this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1   Certain Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

An “Affiliate” of any Person shall mean any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. A Person shall be deemed to “control,” be “controlled by” or be “under common control with” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities or partnership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, neither the Company nor any of its Affiliates shall be deemed to be an Affiliate of Parent or Fusion, any Controlling Party of Parent or Fusion or any of their respective Affiliates, and none of Parent or Fusion, any Controlling Party of Parent or Fusion nor any of their respective Affiliates shall be deemed to be an Affiliate of the Company or any of its other Affiliates.

“Agreement” shall mean this Assets Purchase Agreement, including all Exhibits and Schedules hereto.

“Business” shall mean the VoIP business engaged in by the Company and its Subsidiaries.

“Cash Payment” shall mean the payment to be made to the Company pursuant to Section 2.4(a)(ii) hereof.

“Change of Control” shall mean any (i) change in the direct or indirect record or beneficial ownership of 50% or more of any of the equity securities of the Company or any of its Subsidiaries, (ii) merger, consolidation, statutory share exchange or other transaction involving the Company or any of its Subsidiaries or (iii) change in the composition of the board of directors or other governing body of the Company or any of its Subsidiaries.

“Change of Control Covenant” shall mean any covenant, agreement or other provision pursuant to which the occurrence or existence of a Change of Control would result in a violation or breach of, constitute (with or without due notice or lapse of time or both) or permit any Person to declare a default or event of default under, give rise to any right of termination, cancellation, amendment, acceleration, repurchase, prepayment or repayment or to increased payments under, give rise to or accelerate any material obligation (including any obligation to, or to offer to, repurchase, prepay, repay or make increased payments) or result in the loss or modification of any material right or benefit under, or result in any Restriction or give any Person the right to obtain any Restriction on any capital stock or other securities or ownership interests pursuant to, or result in any Lien or give any Person the right to obtain any Lien on any material asset pursuant to, any Contract to which the Company or any of its Subsidiaries is or becomes a party or to which the Company or any of its Subsidiaries or any of their respective assets are or become subject or bound.

“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date on which the Closing occurs pursuant to Section 3.

“Commission” shall mean the Securities and Exchange Commission and the staff of the Securities and Exchange Commission.

“Company Common Stock” shall mean the common stock of the Company.

“Company Material Adverse Effect” shall mean (A) a Material Adverse Effect (i) on the Company or its Subsidiaries taken as a whole, or (B) a material adverse effect on the ability of the Company to perform its obligations under, and to consummate the transactions contemplated by, this Agreement; it being acknowledged that any adverse effect of $2,500 or more on the Company or any of its Subsidiaries shall in any event be deemed a Company Material Adverse Effect.

“Company Shareholders” shall mean Timothy Ringgenberg; Seth Ringgenberg; Linda Ringgenberg and Edward J. Weaver, the shareholders of the Company who are parties to this Agreement.

“Contract” shall mean any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment, arrangement or concession of any nature whatsoever, oral or written.

“Control” (including the terms “controlling,”“controlled by” and “under common control with”) shall have the meaning given to such term in Rule 405 under the Securities Act.

A “Controlling Party” of any Person shall mean any other Person which, directly or indirectly, Controls such Person.

An “Equity Affiliate” of any Person shall mean any other Person in which the first Person directly or indirectly through a Subsidiary owns an investment accounted for by the equity method within the meaning of GAAP.

“Escrow Agent” shall mean Heitz & Associates, P.C., a New York Professional Corporation.

“Escrow Agreement” shall mean the Escrow Agreement attached hereto as Exhibit A to be entered into by the Company, the Company Shareholders and the Escrow Agent.

“Fusion Common Stock” shall mean the unregistered common shares par value $.01 per share of Parent, to be issued to the Company, subject to the terms and conditions of this Agreement, pursuant to Section 2.4(a)(i) hereof, subject to post Closing adjustments.

“GAAP” shall mean generally accepted accounting principles as accepted by the accounting profession in the United States as in effect from time to time.

“Governmental Entity” shall mean any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

“Indebtedness” shall mean, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (i) every liability of such Person (excluding intercompany accounts between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company) (A) for borrowed money, (B) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (C) for reimbursement of amounts drawn under letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (D) issued or assumed as the deferred purchase price of property or services (excluding accounts payable) or (E) relating to a capitalized lease obligation and all debt attributable to sale/leaseback transactions of such Person; and (ii) every liability of others of the kind described in the preceding clause (i) that such Person has guaranteed or which is otherwise its legal liability.

“Intellectual Property” shall mean all domestic or foreign rights in, to and concerning: (i) inventions and discoveries (whether patented, patentable or unpatentable and whether or not reduced to practice), including ideas, research and techniques, technical designs, and specifications (written or otherwise), improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, inventor’s certificates, and patent disclosures, together with divisions, continuations, continuations-in-part, revisions, reissuances and reexaminations thereof; (ii) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, trade dress, logos, symbols, trade names, assumed names, fictitious names, corporate names and other indications or indicia of origin, including translations, adaptations, derivations, modifications, combinations and renewals thereof; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of data or information), copyrights therein and thereto, moral rights, and rights equivalent thereto, including but not limited to, the rights of attribution, assignation and integrity; (iv) trade secrets, confidential and/or proprietary information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, schematics, designs, discoveries, drawings, prototypes, specifications, hardware configurations, customer and supplier lists, financial information, pricing and cost information, financial projections, and business and marketing methods plans and proposals), collectively “Trade Secrets”; (v) computer software, including programs, applications, source and object code, data bases, data, models, algorithms, flowcharts, tables and documentation related to the foregoing; (vi) other similar tangible or intangible intellectual property or proprietary rights, information and technology and copies and tangible embodiments thereof (in whatever form or medium); (vii) all applications to register, registrations, restorations, reversions and renewals or extensions of the foregoing; (viii) Internet domain names; and (ix) all the goodwill associated with each of the foregoing and symbolized thereby; and (x) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“Legal Proceeding” shall mean any private or governmental action, suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation pending or threatened, whether prior to or post closing and whether or not a contingent liability.

“Lien” shall mean any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, encumbrance, restriction, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Lock-up Agreement” shall mean the Lock-up Agreement attached hereto as Exhibit “B”.

“Material Adverse Effect” on any Person shall mean any circumstance, change or effect that is or could reasonably be expected to be materially adverse to the business, assets, liabilities, obligations, financial condition, results of operations or prospects of such Person.

“Material Contract” shall mean any contract involving the sum of $2,500 or more singly or in the aggregate if related.

“Person” shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or joint venture or a government, agency, political subdivision, or instrumentality thereof.

“Related Agreements” shall mean the Lock-up Agreement, Escrow Agreement, Employment Agreements, Employee Letter and VOIC Agreement

“Restriction,” with respect to any capital stock or other security, shall mean any voting or other trust or agreement, option, warrant, escrow arrangement, proxy, buy-sell agreement, power of attorney or other Contract, or any law, rule, regulation, order, judgment or decree which, conditionally or unconditionally: (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to purchase or sell or otherwise acquire, dispose of or issue, or otherwise results in or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in, any Person acquiring, (A) any of such capital stock or other security; (B) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (C) any interest in such capital stock or other security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may create a Lien or purported Lien affecting such capital stock or other security, proceeds or distributions.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Significant Party” shall mean those Persons listed on Schedule 1.1 and any Affiliate of any such Person.

“Significant Party Contract” shall mean any Contract between the Company and/or any of its Subsidiaries on the one hand, and any Significant Party, on the other hand.

“Specified Contract” shall mean (i) any Significant Party Contract, (ii) any Company Investment Agreement, and (iii) any Contract of the type described in clauses (iv) and (v) of Section 4.14(a).

“Subsidiary,” when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which such Person or any other Subsidiary of such Person is a general partner or at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. For purposes of this Agreement, Philippines and Malaysia and their respective Subsidiaries shall each be deemed Subsidiaries of the Company regardless of whether they would otherwise be considered a Subsidiary of the Company under this definition. U.S., Hong Kong, and UK are also deemed a Subsidiary under this definition.

“Tax” or “Taxes” shall mean (i) any and all federal, state, local and foreign taxes and other assessments, governmental charges, regulatory fees, duties, fees, levies, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and (ii) all interest, penalties and additions imposed with respect to such amounts in clause (i).

“Tax Return” shall mean a report, return or other information required to be supplied to or filed with a Governmental Entity with respect to any Tax including an information return, claim for refund, amended Tax return or declaration of estimated Tax.

“VoIP” shall mean voice over Internet protocol.

“Wholly Owned Subsidiary” shall mean, as to any Person, a Subsidiary of such person 100% of the equity and voting interest in which is owned, directly or indirectly, by such Person, including rights to acquire equity and voting interest..

1.2   Additional Definitions.

Additional terms have the meaning ascribed thereto in the Section where they are set forth.

1.3   Terms Generally.

The definitions set forth or referenced in Sections 1.1 and 1.2 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. As used herein, the phrase “to the Company’s knowledge”, or any similar phrase or term relating to the knowledge of the Company means the actual knowledge, after reasonable inquiry, of any of the officers or directors of the Company. “Reasonable inquiry” shall mean communication by any of the officers or directors of the Company to the officers and field personnel of the Company and its Subsidiaries with direct responsibility for the matter in question and to counsel with respect to matters involving questions of law, requesting such individual to review specified provisions of this Agreement and to advise such person of any matter relevant to the specified representation, warranty or provision. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day. References to the term “business day” shall mean any day that is not a Saturday, Sunday or day on which banks in New York, New York are authorized or required by law to close.

ARTICLE II

PURCHASE AND SALE

2.1   Agreement to Sell.

    At the Closing (as defined in Section 3.1) and except as otherwise specifically provided in this Section and as set forth on Schedule 2.1, the Company and its Subsidiaries will validly and effectively grant, sell, convey, assign, transfer and deliver to Fusion, upon and subject to the terms and conditions of this Agreement, all of the Company’s, and its Subsidiary’s, right, title and interest in and to certain of the Company’s and its Subsidiaries’ assets set forth in Section 2.2 (the “Assets”) free and clear of all liens, including Tax Liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except as set forth on Schedule 2.1.

2.2   Included Assets.

The Assets referred to in Section 2.1 shall include, without limitation, the following assets used or useful in the Business:

(a)  all items of personal property and other tangible personal property listed on Schedule 2.2(a);

(b)  all office and other supplies set forth on Schedule 2.2(b);

(c)  all inventory set forth on Schedule 2.2(c);

(d)  all rights under any written or oral contract, lease, agreement, plan, instrument, registration, license, certificate of occupancy, other permit, certification, authorization or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization set forth on Schedule 2.2(d);

(e)  all licenses, permits and other governmental authorizations (hereinafter referred to as “Licenses and Permits”) listed on Schedule 2.2 (e);

(f)  all rights under any patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor set forth on Schedule 2.2(f);

(g)  all technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the Assets or under development listed on Schedule 2.2(g);

(h)  all rights or choses in action arising out of occurrences before or after the Closing, including without limitation all rights under express or implied warranties relating to the Assets, except relating to Excluded Assets in Section 2.3;

(i)  all records, manuals and other documents (collectively, the “Records”) relating to or used in connection with the Company and each Subsidiaries’ quality assurance/quality control programs, if any, developed for the Assets, records relating to personnel qualifications in connection with the quality assurance/quality control program and administration of any quality assurance program;

(j)  all information, files, records, data, plans, and contracts and recorded knowledge, including customer records, customer prospect lists, customer lists and supplier lists that the Parent or Fusion may request;

(k)  the maintenance and service contracts (“Maintenance Contracts”) set forth in Schedule 2.2(k), if any;

(l)  all customer lists, customer contracts or supplier contracts set forth on Schedule 2.2(l);

(m)  all accounts receivable, bank accounts, cash, merchant accounts, deposits, security deposits, and other items listed on Schedule 2.2(m);

(n) all customer prospect lists (pipeline opportunities) set forth in Schedule 2.2(n), if any; and

(o)  all other assets of the Company and each Subsidiary, except those excluded under Section 2.3.

2.3   Excluded Assets.

The assets of the Company and each Subsidiary listed on Schedule 2.3 shall be specifically excluded from the sale.

2.4    The Purchase Price; Payment.

(a)    (i) The purchase price payable to the Company shall consist of (i) 1,100,000 shares of Fusion Common Stock (the “Stock Payment”) and (ii) the cash payment set forth in Section 2.4(a) (ii), subject to the post closing adjustments set forth in Section 2.5. The Fusion Common Stock issued herein shall bear appropriate legends under the Securities Act and is subject to the Lock-up Agreement. The Fusion Common Stock shall be issued to the Company, subject to the holdback provisions of Section 2.4 (b) and 2.5. Any Fusion Common Stock to be issued to Company’s employees, creditors, friends, family, customers, etc. must be pre-approved by Parent and shall be subject to the same terms and conditions as the Company hereunder.

(ii) In addition to the Fusion Common Stock, Fusion shall pay the Company an aggregate of 500,000 (the “Cash Payment”) as follows: $100,000 upon Closing (the “Initial Cash Payment”) and $33,333.33 per month for the following twelve (12) months. The Cash Payment shall be subject to adjustments in Section 2.5 and to setoff as set forth in Section 2.8 or anywhere else provided for in this Agreement. The Cash Payment and any subsequent payment under this Section may, at the Parent or Fusion’s option, be reduced by any amount the Company owes the Parent or Fusion. To the extent the Company has any outstanding liabilities post Closing, Fusion shall direct the Cash Payment towards satisfaction of those liabilities.

(iii) The Fusion Common Stock and the Cash Payment paid to the Company, after adjustments as set forth herein, shall be the “Purchase Price.”

(b) Upon issuance pursuant to Section 2.4 (a)(i) of the Stock Payment, Parent shall deposit 750,000 of the shares of Fusion Common Stock (the “Escrow Shares”) which would otherwise be tendered to the Company with the Escrow Agent pursuant to an Escrow Agreement substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”). At the Closing, the Company shall deliver to the Escrow Agent a stock power with respect to the Escrow Shares. The Escrow Shares will be represented by certificates issued in the name of the Company and will be held by the Escrow Agent during that time period (the "Escrow Period") specified in the Escrow Agreement. The Escrow Shares will be subject to adjustment as set forth in Section 2.5 and 2.8 or any other applicable provision of this Agreement and will be dispersed as set forth in the Escrow Agreement.

2.5   Post Closing Adjustments and Earn-Out Compensation.

In the event that the Company meets  one or more of the targets as set forth on Schedule 2.5 from January 1, 2006 to December 31, 2006 (the “Earnout Period”) and Parent or Fusion does not have a claim against the Company, a Subsidiary or Company Stockholder, and all Company or Subsidiary liabilities and Indebtedness are paid in full, within 60 days following the end of the Earnout Period, then the Company will be entitled to receive the number of shares of Escrow Shares specified on Schedule 2.5 next to such target ("Earned Escrow Shares"), and the Escrow Agent shall release such  Earned Escrowed Shares to the Company, subject to any claims Parent or Fusion may have as to the earned Escrow Shares under Section 2.8.

2.6    No Assumption of Liabilities.

Except for and limited solely to the contractual obligations under the Contracts listed on Schedule 2.6 and the liabilities listed on Schedule 2.6, neither Fusion nor Parent shall assume, nor shall be liable for, any liabilities or obligations of the Company or any of its Subsidiaries or the Company Shareholders, of any nature whatsoever, express or implied, fixed or contingent, including, but not limited to any liability for any claim, regardless of when made or asserted, which arises out of or is based upon negligence, strict liability or any express or implied representation, warranty, agreement, contract or guarantee made by the Company, any of its Subsidiaries or the Company Shareholders, or alleged to have been made by the Company or any of its Subsidiaries, or the Company Shareholders, or which is imposed or asserted to be imposed by operation of law, in connection with any product designed, manufactured, sold, shipped or installed by or on behalf of the Company or any of its Subsidiaries, of or for any service performed by or on behalf of the Company or any of its Subsidiaries, including without limitation any claim relating to the service, repair or replacement of any such product and any claim seeking recovery for property damage, consequential damage, lost revenue or income or personal injury. In addition to the foregoing, in no event shall Fusion assume any liability or incur any liability or obligation in respect of any federal, state or local income or other tax liability of Company, its Subsidiaries or the Company Shareholders, payable with respect to the Assets, the Business, properties or operations of the Company or any of its Subsidiaries for any period through the Closing Date or thereafter or incident to or arising as a consequence of the negotiation or consummation by the Company, its Subsidiaries or the Company Shareholders of this Agreement and the transactions contemplated by this Agreement and if requested to pay, defend or incur any liability, will offset among other remedies as set forth in Section 2.8.

2.7   Allocation of Purchase Price.

Fusion utilizing an independent third party will determine the allocation of the Purchase Price for tax purposes and neither the Company nor Company shareholders will do anything to contradict such allocation.

2.8   Right of Setoff and Adjustment.

The Company and the Company Shareholders understand(s) and agree(s) that Fusion and/or Parent, shall have the absolute right to setoff against all or any portion of the payments due the Company or the Company Shareholders, whether in the form of Fusion Common Stock or Cash Payment, against all, or any portion of the Stock Payment, the Cash Payment or the Earn-Out Compensation that may hereafter become due up to the full amount of any claims that Fusion may have for indemnity pursuant to the provisions of 4.11, 4.13, Section VII or otherwise, or for any amounts advanced by Fusion to the Company prior to Closing, or otherwise owed by the Company to Fusion, and not repaid by the Company at Closing. Fusion and/or Parent reserves the right to make adjustments from the Cash Payment, Earn-Out Compensation or Stock Payment, or a combination of each, and in any order, in its sole discretion.

ARTICLE III

CLOSING

3.1   Closing.

The Closing shall take place (i) at 10:00 a.m. (New York time) at the offices of Parent, 420 Lexington Avenue, Suite 518, New York, New York 10170, on the third business day following the date on which Parent provides the Company with written notice that the last of the conditions set forth in Article VIII is satisfied or, if permissible, waived in writing; or (ii) on such other date and at such other time or place as is mutually agreed by the parties in this Agreement in writing. Provided however, the Closing shall not occur later than February 15, 2006, unless extended in writing by Fusion.

3.2   Items to be delivered at Closing.

At the Closing and subject to the terms and conditions contained in this Agreement:

(a) The Company and its Subsidiaries will, and the Company Shareholders will cause the Company and its Subsidiaries to, deliver to Parent or Fusion the following:

(i) such bills of sale with covenants of warranty, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form and substance satisfactory to Fusion and its counsel, as shall be necessary and effective to convey, transfer and assign to, and vest in, Fusion all of the Company and its Subsidiaries right, title and interest in and to the Assets to be sold under this Agreement, including, without limitation, (A) good, valid and marketable title in and to all of the Assets owned by the Company and its Subsidiaries, (B) good and valid leasehold interests in and to all of the Assets leased by the Company and its Subsidiaries, and (C) all of the Company and its Subsidiaries rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, licenses, permits, authorizations, instruments and other documents to which the Company and its Subsidiaries are a party or by which they have rights on the Closing Date and which are to be sold under this Agreement; and

(ii) all agreements, contracts, customer prospect lists, commitments, leases, plans, bids, quotations, proposals, licenses, permits, authorizations, instruments, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondence, and other documents, books, records, papers, files and data belonging to the Company and its Subsidiaries which are part of the Assets or relate to the Business of the Company and its Subsidiaries; and simultaneously with such delivery, all such steps will be taken as may be required to put the Fusion in actual possession and operating control of the Assets.

(iii) sales Tax Returns for its sales tax liability for the taxable portion of the Assets and shall file it with its check for the sales tax disclosed upon the return with the appropriate governmental authorities.

(iv) all schedules to be provided under this agreement, 10 days prior to closing, along with all supporting documentation.

(b) Parent will deliver to the Company the following:

(i) the Stock Payment, less the Escrow Shares, as set forth in Section 2.4, and the Initial Cash Payment as set forth in Section 2.4(a) (ii).

3.3   Third-Party Consents.

To the extent that the rights of the Company or any Subsidiary under any agreement, contract, commitment, lease, license, permit, authorization or other Asset to be assigned to Fusion may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach or be unlawful, and the Company or the Subsidiary shall use its best efforts to obtain any such required consent(s) promptly. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Fusion’s rights under the instrument in question in Fusion’s sole determination so that Fusion would not in effect acquire the benefit of all such rights, then Fusion shall have the option of terminating this Agreement.

3.4   Further Assurances.

The Company, its Subsidiaries and the Company Shareholders, from time to time after the Closing, at Fusion’s request, will execute, acknowledge and deliver to Fusion such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Fusion may reasonably request in order to vest more effectively in Fusion, or to put Fusion more fully in possession of, any of the Assets, or the Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE SUBSIDIARIES AND COMPANY SHAREHOLDERS

The Company, each Subsidiary and the Company Shareholders, jointly and severally, hereby represent and warrant to Fusion and Parent on the date hereof and on the Closing Date as follows:

4.1   Organization and Qualification.

The Company and each Subsidiary (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary. The Company and each Subsidiary has delivered to Fusion true and complete copies of the company charter and company bylaws in effect for each entity on the date hereof. No corporate action has been taken with respect to any amendment to any charter or bylaws (except for any such amendments that have become effective and are reflected in the copies of the charter and the company bylaws delivered by the Company and its Subsidiaries to Fusion as described in the preceding sentence) and no such corporate action is currently proposed.

4.2   Authorization and Validity of Agreement.

The Company, each Subsidiary and the Company Shareholders each have all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate transactions contemplated hereby. The execution, delivery and performance by the Company and its Subsidiaries and the Company Shareholders of this Agreement and the consummation by the Company and its Subsidiaries and the Company Shareholders of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and its Subsidiaries. This Agreement has been duly executed and delivered by the Company, each Subsidiary and the Company Shareholders and is a legal, valid and binding obligation of the Company and its Subsidiaries and the Company Shareholders, enforceable against the Company and its Subsidiaries and the Company Shareholders in accordance with its terms.

4.3   Capitalization.

(b) As of the date hereof, the authorized capital stock of the Company and each Subsidiary consists solely of the number of shares on Schedule 4.3 (a). As of the close of business on the day hereof, (i) the number of shares that were issued and outstanding for the Company and each Subsidiary are set forth on Schedule 4.3 (a)(i), and (ii) no shares of Company Common Stock or any Subsidiary were issued and held by the Company or by Subsidiaries of the Company. Except as set forth in the preceding sentence, at the close of business on the day hereof, no shares of capital stock or other securities or other equity interests of the Company or any Subsidiary and no phantom shares, phantom equity interests, stock options or stock or equity appreciation rights relating to the Company or any of its divisions or Subsidiaries were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock and all shares of each Subsidiary are, and were when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. All outstanding shares of Company Common Stock and all shares of each Subsidiary were issued in compliance with all applicable state, federal laws, and international concerning the offer, sale and issuance of such securities.

(c) There are no issued or outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries that have the right to vote (or that are convertible into other securities having the right to vote) on any matters on which stockholders may vote (“Voting Debt”). Other than as described in Schedule 4.3(b) and ordinary course payments or commissions to sales representatives of the Company or any Subsidiary based upon revenues generated by them without augmentation as a result of the transactions contemplated by this Agreement, there are no Contracts pursuant to which any Person is or may (contingently or otherwise) be entitled to receive any payment based on the revenues, earnings or financial performance of the Company or any of its Subsidiaries or assets or calculated in accordance therewith.

(d) Except as described in Schedule 4.3(d), there are no, and immediately after the Closing there will be no, outstanding or authorized subscriptions, options, warrants, securities, calls, rights, commitments or any other Contracts of any character to or by which the Company or any of its Subsidiaries is a party or is bound that, directly or indirectly, obligate the Company or any of its Subsidiaries (contingently or otherwise) to issue, deliver or sell or cause to be issued, delivered or sold any shares of Company Common Stock or any Preferred Stock, stock of any Subsidiary, or other capital stock, securities, equity interests or Voting Debt of the Company or any Subsidiary of the Company, any securities convertible into, or exercisable or exchangeable for, or evidencing the right (contingent or otherwise) to subscribe for any such shares, securities, interests or Voting Debt, or any phantom shares, phantom equity interests or stock or equity appreciation rights, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, security, call, right or Contract (collectively, “Convertible Securities”). Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

(e) Except as described in Schedule 4.3(d), neither the Company nor any of its Subsidiaries has adopted, authorized or assumed any plans, arrangements or practices for the benefit of its officers, employees or directors that require or permit the issuance, sale, purchase or grant of any capital stock, securities or other equity interests or Voting Debt of the Company or any Subsidiary of the Company, any phantom shares, phantom equity interests or stock or equity appreciation rights or any Convertible Securities.

4.4    Financial Statements

The Company has delivered to Fusion copies dated October 31, 2005 of the unaudited financial statements of the Company, on a consolidated basis that includes each Subsidiary, for the fiscal year ended December 31, 2004 (the “Unaudited Financial Statements”), the unaudited balance sheet (the “Current Balance Sheet”) of the Company as of October 31, 2005 (the “Current Balance Sheet Date”) collectively with the Unaudited Financial Statements and the Current Balance Sheet, the “Financial Statements”) prepared on a consolidated basis that includes each Subsidiary. The Unaudited Financial Statements together with the notes thereto have been prepared in accordance with past practices, and the Unaudited Financial Statements together with the notes thereto have been prepared in accordance with generally accepted accounting principles (GAAP) applied on a consistent basis throughout such period. Except as disclosed therein, such Financial Statements are true, correct and complete, and present fairly and accurately the financial condition and position of the Company and each Subsidiary as of the dates indicated. The Company has consulted with an accountant admitted to practice before the SEC and is not aware of any reason that it would be unable to deliver audited consolidated Financial Statements to Fusion in accordance with GAAP within thirty (30) days following Closing.

Since the October 31, 2005 Financial Statements, the Company, any Subsidiary of the Company, nor any Equity Affiliate of the Company, has incurred any such actual or potential liability or obligation not in the ordinary course of business. Except as set forth in Schedule 4.4, neither the Company nor any Subsidiary or any of the Company Shareholders (as it relates to the Company or any Subsidiary) has guaranteed or otherwise agreed to become responsible for any Indebtedness of any other Person.

4.5   Absence of Undisclosed Liabilities.

Except as set forth in Schedule 4.5, on the date hereof and as of the Closing Date, the Company and its Subsidiaries has/have no liabilities of any nature, whether direct, indirect, accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes due or then accrued or to become due), that were not fully and adequately reflected or reserved against on the Financial Statements of the Company. There is no existing condition, situation or set of circumstances (excluding possible changes in the Tax laws of any jurisdiction) that could reasonably be expected to result in any such liability, other than liabilities (i) fully and adequately reflected or reserved against on the Financial Statements; or (ii) incurred since the Current Balance Sheet Date in the ordinary course of business consistent with past practice, which in the aggregate are not material to the Company. For purposes of this Section 4.5, “material” shall mean any amount in excess of $2,500.

4.6   No Material Adverse Change.

Since the Current Balance Sheet , there have been no material changes in the assets, properties, business, operations, prospects or condition (financial or otherwise) of the Company or any of its Subsidiaries that, individually or in the aggregate, materially and adversely affect the Company or any of its Subsidiaries, nor does any Company Shareholder or executive of the Company know of any such change that is reasonably likely to occur, nor has there been any damage, destruction or loss materially and adversely affecting the assets, properties, business, operations, prospects or condition (financial or otherwise) of the Company or any of its Subsidiaries, whether or not covered by insurance. Without limiting the generality of the foregoing since the Current Balance Sheet Date, neither the Company nor any of its Subsidiaries has:

(i)  incurred any indebtedness for borrowed money, assumed or guaranteed or otherwise become responsible for the obligations of any Person, or otherwise made or assumed any commitment, obligation or liability outside the ordinary course of business;

(ii)  declared or paid any dividend or declared or made any other distribution of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or entered into any agreement or made any commitment with respect to the same;

(iii)  made any loan, advance or capital contribution to or investment in any Person;

(iv)  made any payment or commitment to pay any severance or termination pay to any of its officers, directors, shareholders, employees, consultants, agents or other representatives;

(v)  entered into any lease (as lessor or lessee), sold, abandoned or made any other disposition of any of its assets, properties or rights, granted or suffered any Lien or other encumbrance on any of its assets or properties, or entered into or amended any contract or other arrangement to do any of the foregoing or pursuant to which the Company or any Subsidiary agreed to indemnify any party or to refrain from competing with any party;

(vi)  except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person or entered into or amended any contract or other arrangement to do the same;

(vii)  made any change in any method of accounting or accounting practice, waived or cancelled any material claim, account receivable, or right, or changed its pricing, credit, or payment policies;

(viii)  paid any long-term liability otherwise than in accordance with its terms; or

(ix)  failed to comply with any Law in any respect that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the assets, properties, business, operations, prospects or conditions (financial or otherwise) of the Company, or any of its Subsidiaries.

4.7   Accounts and Notes Receivable.

All accounts and notes receivable reflected in the Financial Statements and all accounts receivable arising after the Current Balance Sheet Date (collectively, the “Accounts Receivable”) have arisen in the ordinary course of business of the Company and its Subsidiaries, represent valid and enforceable obligations due to the Company and each Subsidiary, and are not subject to any discount, set-off or counter-claim. All such Accounts Receivable have been collected or, to the best knowledge of the Company, each Subsidiary and Company Shareholders, are fully collectible in the ordinary course of business of the Company or its Subsidiaries in the aggregate recorded amounts thereof in accordance with their terms.  To the extent such Accounts Receivable are not collected, Fusion shall be entitled to set-off pursuant to Section 2.8 hereof.

4.8   Tax Matters.

(a)  As used in this Agreement, “Taxes” shall mean all taxes, including without limitation income taxes, corporation taxes, capital taxes, excise taxes, value added and sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, goods and services taxes, stamp taxes, transfer taxes, withholding taxes, property taxes and import duties, whether or not measured in whole or in part by net income, all imposts, levies, duties, deductions, withholdings, charges, public and private pension plan contributions, social security contributions, workmen’s compensation, public health contributions, regulatory fees and taxes, assessments, reassessments or fees of any nature, and all deficiencies or other additions to tax, interest and penalties owed by it; and “Tax” shall mean any one of them. The Company and its Subsidiaries have paid all Taxes required to be paid by it through the date hereof (other than Taxes not yet due and payable the liability for which is adequately reserved for by the Company (and on behalf of each Subsidiary) in the Financial Statements and other than possible adjustments as set forth in Schedule 4.8). The provisions for Taxes reflected in the Financial Statements are adequate to cover any and all Tax liabilities of the Company or its Subsidiaries in respect of their respective assets, properties, business and operations during the periods covered by said Financial Statements and all prior periods.

   (b)  The Company and each Subsidiary have timely filed all Tax returns required to be filed by it through the date hereof. Each of the Tax returns filed by the Company and each Subsidiary completely, correctly and accurately reflects the amount of the Company and each Subsidiary’s Tax liability for the period covered thereby.

   (c)  There has not been any audit of any Tax return filed by the Company or Subsidiary, no audit of any Tax return of the Company or any Subsidiary is in progress, and the Company or any Subsidiary has not been notified by any Tax authority that any such audit is contemplated or pending. No taxing authority is now asserting or, to the best knowledge of any Company Stockholder, threatening to assert any Tax deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith. All Tax returns of the Company and each Subsidiary have been assessed through and including the date hereof, and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax return or the payment of any Tax or for the issue of an assessment or reassessment against the Company or any Subsidiary. All deficiencies proposed as a result of such assessments of the Tax returns have been paid and settled.

   (d)  The Company or each Subsidiary has withheld from each payment made to any of its past and present shareholders, directors, officers, employees, consultants and agents the amount of all Taxes and other deductions required to be withheld and has paid or made adequate provision for the payment of such amounts to the proper receiving authorities.

   (e)  The Company or each Subsidiary is not subject to and shall not be subject after the Closing Date to any assessments, levies, penalties or interest with respect to Taxes which shall result in any liability on its part in respect of any period ending on or prior to the Closing Date in excess of the amount provided for and reserved against in the Unaudited Financial Statements.

4.9   No Approvals or Notices Required; No Conflict with Instruments.

The execution, delivery and performance of this Agreement and the Related Agreements by the Company, any Subsidiary or the Company Shareholders will not contravene or violate (a) any existing law, rule or regulation to which the Company, any Subsidiary or Company Shareholder is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Company, any Subsidiary or Company Shareholder, or (c) the Certificate of Incorporation or Bylaws of the Company or any Subsidiary or any securities issued by them; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which the Company, any Subsidiary or any Company Shareholder is a party or by which the Company, any Subsidiary or Company Shareholder is otherwise bound. Except as set forth on Schedule 4.9, no authorization, approval or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by the Company, any Subsidiary or any Company Shareholder.

4.10   Subsidiaries and Affiliates; Investment Securities.

(a) Schedule 4.10 (a): (i) lists each direct and indirect Subsidiary and Equity Affiliate of the Company, (ii) lists the jurisdiction of organization of each direct and indirect Subsidiary and Equity Affiliate of the Company, (iii) describes the number and type of the authorized and outstanding equity interests or securities of each direct and indirect Subsidiary and Equity Affiliate of the Company, (iv) describes the number and type of the equity interests or securities, including interests or securities convertible into or exchangeable or exercisable for any equity interest or security, in each such Subsidiary and Equity Affiliate owned directly or indirectly by the Company (each a “Company Investment”) and (v) lists all material Contracts to which the Company or any of its Subsidiaries are parties or by which their respective assets or properties are bound evidencing such equity interests or securities, pursuant to which such equity interests or securities are held, evidencing Restrictions affecting such equity interests or securities or entered into in connection with the acquisition of such equity interests or securities (the “Company Investment Agreements”). True and complete copies of the Company Investment Agreements have been delivered to Fusion. With respect to each Company Investment Agreement that is not in English, the Company has provided to Fusion a true and complete translation of such Company Investment Agreement into English. The Company or the applicable Subsidiary thereof has good and valid title to the Company Investments, free and clear of any Liens and not subject to any Restrictions, other than as described in Schedule 4.10 (a) or as may have been created by this Agreement and except for restrictions on transfer under federal or state securities laws. The shares of capital stock of each corporate Subsidiary of the Company are validly issued, fully paid and non-assessable. Except as set forth in Schedule 4.10 (a) there are not, and immediately after the Effective Date, there will not be, any outstanding or authorized subscriptions, options, warrants, securities, calls, rights, commitments or other Contracts of any character to or by which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound that, directly or indirectly, (x) call for or relate to the sale, pledge, transfer or other disposition by the Company or any Subsidiary of the Company of any shares of capital stock, any partnership or other equity interests or any Voting Debt of the Company or any Subsidiary or any Equity Affiliate of the Company or (y) relate to the voting or control of such capital stock, partnership or other equity interests or Voting Debt. Assuming the due execution and delivery by each of the other parties thereto that is not the Company or a Subsidiary of the Company, each Company Investment Agreement constitutes the legal, valid and binding obligation of the Company or the applicable Subsidiary thereof that is a party to such Company Investment Agreement. Except as set forth in schedule 4.10 (a), there is no Legal Proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to any of such Company Investments or Company Investment Agreements. Except as set forth in Schedule 4.10(a), none of the Company or any of its Subsidiaries has any obligation to contribute any additional capital to, or acquire any additional interest in, any Subsidiary or Equity Affiliate of the Company.

(b) Each of the Company’s Subsidiaries and Equity Affiliates (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of clause (iii), in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and each Subsidiary has delivered to Fusion or will ten (10) days prior to Closing, true and complete copies of (i) the certificate of incorporation and bylaws (or similar organizational documents) as in effect on the date hereof of each Subsidiary and Equity Affiliate of the Company and (ii) the minute books of each Subsidiary and Equity Affiliate of the Company, which contain the minutes (or draft copies of the minutes) of all meetings of directors (or similar governing body) and stockholders (or other equity holders) of each such Subsidiary and Equity Affiliate of the Company since the date of incorporation or organization and such minutes accurately and fairly reflect in all material respects the actions taken at such meetings. Schedule 4.10 (c) lists all documents to be delivered ten (10) days before Closing.

(d) Except as set forth on Schedule 4.10(d), the assets owned or leased by the Company and its Subsidiaries are suitable and adequate for the conduct of their respective businesses as presently conducted and as proposed to be conducted and the Company or the applicable Subsidiary thereof has good and valid title to or valid leasehold or other contractual interests in all such assets that are material to its business free and clear of all Liens and not subject to any Restrictions other than Liens or Restrictions the existence of which has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Schedule 4.10 (e) sets forth a complete and accurate list of each capital, participating, equity or other interest owned of record or beneficially by the Company in any corporation, partnership, joint venture or other Person, other than the Subsidiaries or Equity Affiliates of the Company (each, an “Investment Security” and collectively, the “Investment Securities”). Schedule 4.10 (e) includes, with respect to each Investment Security, the name of the corporation, partnership, joint venture or other Person in respect of which such Investment Security relates, the amount and nature of such interest, and a description of the material terms of any Liens and Restrictions with respect to such Investment Securities.

4.11   Legal Proceedings.

Except as set forth in Schedule 4.11, there is no (a) Legal Proceeding pending or threatened, against, involving or affecting the Company and/or Company Shareholder, any Subsidiary of the Company or any Equity Affiliate of the Company or any of its or their respective assets or rights; (b) judgment, decree, Injunction, rule, or order of any Governmental Entity applicable to the Company and/or Company Shareholder or any Subsidiary of the Company any Equity Affiliate of the Company that has had or is reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect; (c) Legal Proceeding pending or threatened, against the Company, and/or Company Shareholders or any Subsidiary of the Company or any Equity Affiliate of the Company that seeks to restrain, enjoin or delay the consummation of this Agreement or any of the other transactions contemplated by this Agreement or that seeks damages in connection therewith; or (d) Injunction, of any type. For the avoidance of any doubt, Parent, Company and each of its shareholders, board of directors, officers, employees, agents or attorneys (each an “Indemnified Party”), will be forever indemnified by the Company, the Company Shareholders and each Subsidiary, jointly and severally, from and against any and all claims, liabilities, obligations, costs and attorneys’ fees and held harmless in the event a Legal Proceeding is pending or threatened against any Indemnified Party. This section shall survive closing.

4.12    Licenses; Compliance with Regulatory Requirements.

(a) The Company and its Subsidiaries, hold all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, concessions, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign (collectively, the “Licenses”) which are listed in Schedule 4.12 (a), required for or which are material to the ownership of the assets and the operation of the Businesses of the Company or any of its Subsidiaries, all of which are being assigned pursuant to this Agreement to Fusion. The Company and each of its Subsidiaries, are in compliance with, and have conducted their respective businesses so as to comply with, the terms of their respective Licenses and with all applicable laws, rules, regulations, ordinances and codes (domestic or foreign). Without limiting the generality of the foregoing, the Company and its Subsidiaries (i) have all Licenses of foreign, state and local Governmental Entities required for the operation of the facilities being operated on the date hereof by the Company or any of its Subsidiaries or Equity Affiliates (the “Permits”), (ii) have duly and currently filed all reports and other information required to be filed with any Governmental Entity in connection with such Permits and (iii) are not in violation of any of such Permits. The expiration date of each License and permit is set forth on Schedule 4.12(a).

(b) Except as set forth in Schedule 4.12 (b) , (i) the operation of the Company, each Subsidiary and each of their respective businesses, equipment and other assets and the facilities owned or leased by them , are in compliance in all material respects with all applicable Environmental Laws, (ii) the Company and its Subsidiaries hold all Licenses required under Environmental Laws necessary to enable them to own, lease or otherwise hold their assets and to carry on their businesses as presently conducted, (iii) there are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending, anticipated or threatened against the Company or any of its Subsidiaries relating to or arising under any Environmental Laws, (iv) there is no ongoing remediation of or other response activity to address contamination or any other adverse environmental or indoor air quality condition and no condition that would be reasonably expected to give rise to a requirement under applicable Environmental Laws to conduct such remediation or response activities, and no Governmental Entity has proposed or threatened any such remediation or response, at any real property currently or formerly leased or owned by the Company or any of its Subsidiaries, (v) neither the Company nor any of its Subsidiaries have received any notice alleging a violation of or liability of the Company or any of its Subsidiaries or any of its Equity Affiliates, under any Environmental Laws, and (vi) neither the Company nor any of its Subsidiaries have contractually agreed to assume or provide an indemnity for environmental liabilities of any third party. For purposes of this Agreement, the term “Environmental Laws” means any federal, state, local or foreign law, statute, rule or regulation or the common law relating to the environment, the management of hazardous or toxic substances, the protection of natural resources or wildlife, or occupational or public health and safety, including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended and the federal Occupational Safety and Health Act of 1970, as amended, and any state or foreign law counterpart.

4.13   Brokers or Finders.

  No agent, broker, investment banker, financial advisor or other Person is or will be entitled, by reason of any agreement, act or statement by the Company or any of its Subsidiaries or their respective stockholders, directors, officers, employees or Affiliates, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement, and the Company agrees to indemnify and hold Fusion and Parent, harmless from and against any and all claims, liabilities or obligations with respect to any other such fees, commissions, expenses or claims for indemnification or contribution asserted by any Person on the basis of any act or statement made or alleged to have been made by the Company or any of its Subsidiaries, directors, officers, employees or Affiliates.

4.14   Certain Agreements, Affiliate Transactions and Insurance.

(a) Schedule 4.14 (a) lists or describes each Contract to which the Company or any of its Subsidiaries is a party, or by which any of their respective assets are subject or bound, of the following nature:

(i) Contracts that were entered into outside the ordinary course of business and pursuant to which any obligations or liabilities (whether absolute, contingent or otherwise) remain outstanding;

(ii) All employment, bonus or consulting agreements;

(iii) Contracts evidencing or securing Indebtedness of the Company or any of its Subsidiaries (other than trade accounts arising in the ordinary course of business that do not exceed $2,500 individually or $2,500 in the aggregate);

(iv) Contracts in which the Company or any of its Subsidiaries has guaranteed the obligations of any Person;

(v) Contracts that may require the Company or any of its Subsidiaries to indemnify any other Person;

(vi) any Contract involving the potential payment (a) by the Company or any of its Subsidiaries of $2,500 or more; or (b) to the Company or any of its Subsidiaries of an amount that is reasonably likely to be $2,500 or more;

(vii) Contracts that guarantee any Person a particular amount of payment from the Company or any of the Company’s Subsidiaries irrespective of such Person’s performance of any of its obligations under such Contract;

(viii) Contracts between the Company or any of its Subsidiaries, on the one hand, and any director, officer or stockholder or equity holder of the Company or any of its Subsidiaries or Equity Affiliates, on the other hand; and

(ix) Contracts between the Company or any of its Subsidiaries, on the one hand, and any Significant Party, on the other hand;

(x) Contracts that contain a Change of Control Covenant; and

(xi) Except as expressly set forth in Schedule 4.14(a)(xi) each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies and except that employees’ covenants not to compete may not be enforceable in accordance with their terms in New York and certain other jurisdictions), and the Company or the applicable Subsidiary of the Company, as the case may be, has taken all actions necessary to comply in all material respects with such Material Contract and is not in breach or violation of or default under (with or without notice or lapse of time or both) of any such Material Contract. Except as set forth in Schedule 4.14(a)(xi), all parties to the Material Contracts other than the Company and its Subsidiaries have complied in all material respects with the provisions thereof and no party is in breach or violation of, or in default (with or without notice or lapse of time, or both) under, such Material Contracts. The Company has not received notice of any actual or threatened termination, cancellation or limitation to, and there has not been any other adverse development in respect of, any of the Material Contracts. The Company has delivered to Fusion a true and correct copy of each Material Contract that is in writing and a description of all material terms of each Material Contract or arrangement that is not in writing, listed or described or required to be listed or described on Schedule 4.14(a).

(b) Except as set forth in Schedule 4.14(b) (i) there is no Contract or any judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries that has or would reasonably be likely to have the effect of prohibiting or materially restricting or limiting the ability of the Company to conduct its business as the same is currently conducted or contemplated to be conducted and (ii) none of the Company or any of the Company’s Subsidiaries is a party to, and none of their respective assets is bound by, any Contract or any judgment, injunction, order or decree that, after the consummation of the transactions contemplated by this Agreement, would be or would purport to be binding upon Parent or Fusion, a Controlling Party of Fusion or any Affiliate of a Controlling Party of Fusion (other than the Surviving Entity and the Surviving Entity’s Subsidiaries) or any Contract or any judgment, injunction, order or decree in respect of which any act or omission of Parent or Fusion, a Controlling Party of Fusion or any Affiliate of a Controlling Party of Fusion would result in a breach or violation thereof or, in the case of any Contract, constitute (with or without notice or lapse of time or both) a default or event of default thereunder, or give rise to any right of termination, cancellation, amendment, acceleration, repurchase, prepayment or repayment or to increased payments thereunder, or give rise to or accelerate any material obligation or result in the loss or modification of any material rights or benefits thereunder. The Company and each Subsidiary has delivered or shall deliver ten (10) days prior to Closing, to Fusion a true and correct copy of each Contract that is in writing, a description of all material terms of each Contract or arrangement that is not in writing, and a true and correct copy of each judgment, injunction, order or decree, listed or described, or required to be listed or described, in Schedule 4.14 (b).

(c)  Schedule 4.14(c) lists or describes all transactions and Contracts between the Company or any of its Subsidiaries, on the one hand, and any director, executive officer or stockholder of the Company or any of its Subsidiaries or Equity Affiliates, on the other hand. The Company has delivered to Fusion or shall deliver ten (10) days prior to Closing, a true and correct copy of each Contract and arrangement that is in writing, and a description of all material terms of each transaction and each Contract that is not in writing, listed or described, or required to be listed or described, in Schedule 4.14(c)

(d)  Except as set forth in Schedule 4.14(d) the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities or mortgaged or pledged, or otherwise placed or agreed to place a lien or security interest on any asset of the Company individually in excess of $2,500, (iii) made any loans or advances to any person, other than ordinary advances for travel or other expenses, or (iv) sold, exchanged, licensed, encumbered, mortgaged, pledged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

4.15   Real Estate.

The Company does not own any real property or any buildings or other structures and does not have any options or any contractual obligations to purchase or acquire any interest in real property. The leasehold interests of the Company and each Subsidiary are set forth in Schedule 4.15 and are subject to no Lien (other than Liens on the interests of the respective lessors that indirectly burden such leasehold interests). All such leases are in good standing and in full force and effect without amendment thereto, and the Company and each Subsidiary is entitled to all benefits under such leases. All such leases are assignable except as expressly set forth on Schedule 4.15. Along with each leasehold on Schedule 4.15, is the name of the Lessor, square footage, yearly rent, term and security deposit, if any.

4.16   Intellectual Property.

(i) The Company’s and each Subsidiary’s Intellectual Property is listed on Schedule 4.16.

(a)  (i) None of the present activities or, the proposed activities, of the Company and its Subsidiaries or its products services or assets infringe on any Proprietary Rights of others, (ii) the Company nor any Subsidiary has received any claim or notice of any claim to that effect, and (iii) there is no existing or threatened infringement or violation by others of the Proprietary Rights of the Company or any Subsidiary.

(b)  There is no existing or threatened violation of the confidentiality of the Company or its Subsidiary’s confidential information or trade secrets. The Company nor its Subsidiaries is making unauthorized use of any confidential information or trade secrets of any Person, including without limitation any former employer of any past or present employees or consultants of the Company or any Subsidiaries.

(c)  None of the activities of the employees or consultants of the Company or any Subsidiaries on behalf of the Company or any Subsidiaries violates or has violated any agreements or arrangements that any such employees or consultants have or have had with former employers. Each of the employees and consultants who contributed to the discovery or development of any of the Proprietary Rights (other than Proprietary Rights licensed to the Company or applicable Subsidiary by any party other than a consultant to the Company or applicable Subsidiary) did so in each case within the scope of his or her employment or contractual relationship with the Company or applicable Subsidiary.

4.17   Title to Assets; Liens.

Except as set forth on Schedule 4.17, the Company and each Subsidiary has good, valid and marketable title to the Assets to be sold free and clear of all liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever. Except as set forth on Schedule 4.17, the Company or applicable Subsidiary owns outright and has good, valid and marketable title to all of its assets and properties of every nature whatsoever, including Proprietary Rights and Personal Property, used in the business, including, without limitation, all of the assets and properties reflected in the Unaudited Financial Statements, free and clear of any Lien, except for (i) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business consistent with past practice since the Current Balance Sheet Date or (ii) liens or other encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable but which are reflected on the Financial Statements. There are no developments affecting any of such properties or assets pending or, threatened, that might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially and adversely affect the marketability of such properties or assets.

4.18   Employees and Consultants.

Set forth on Schedule 4.18 is a complete list of the Company’s and each Subsidiary’s, (i) employees, (ii) consultants and (iii) independent contractors, with names, current salaries and, with respect to employees, current positions with the Company and each Subsidiary. The Company and each Subsidiary generally enjoys a good employer-employee relationship with its employees. Except as set forth on Schedule 4.18, neither the Company nor any Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees.

4.19   Insurance.

Schedule 4.19 sets forth a list of all policies or binders of fire, liability, product liability, workmen’s compensation, vehicular, directors and officers and other insurance held by or on behalf of the Company or its Subsidiaries. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by the Company or its Subsidiaries and are in conformity with the requirements of all leases to which the Company and each Subsidiary is a party and, which are valid and enforceable in accordance with their terms. The Company or its Subsidiaries are not in and do not expect to be, in default with respect to any provision contained in any such policy or binder, nor has the Company or its Subsidiaries failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims in excess of $1,000 in the aggregate under all such policies and binders. The Company and each Subsidiary has not received and has no reason to believe it will receive, notice of cancellation or non-renewal of any such policy or binder.

4.20   Banks, Brokers and Proxies.

Schedule 4.20 sets forth (i) the name of each bank, trust company, securities or other broker or other financial institution with which the Company or its Subsidiaries has an account, credit line, or safe deposit box or vault or otherwise maintains relations; (ii) the name of each person authorized by the Company or its Subsidiaries to draw on any such account or credit line, to transfer securities, or to have access to any safe deposit box or vault; (iii) the purpose of each such account, safe deposit box or vault; and (iv) the names of all persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the Company or its Subsidiaries in matters concerning its business or affairs. All such accounts, credit lines, safe deposit boxes and vaults are maintained by the Company or its Subsidiaries for normal business purposes, and no such proxies, powers of attorney or other like instruments are irrevocable.

4.21	Fusion Commission Filings.

The Company, each Subsidiary and each of the Company Shareholders have reviewed all of Parent’s filings with the Commission since February 17, 2005 and have relied on the information contained therein in determining to acquire the Fusion Common Stock pursuant to this Agreement. The Company and each of the Company Shareholders have had the opportunity to question Fusion and Parent about the information contained therein and Parent’s business, and acknowledges Parent nor Fusion have made any representations as to the value or performance of the Fusion Common Stock.

4.22	Restricted Securities.

The Company and the Company Shareholders understand that the Fusion Common Stock is not registered under the Securities Act of 1933, as amended (the "Securities Act"), and that the Fusion Common Stock is being issued pursuant to an exemption from registration under the Securities Act pursuant to Section 4(2) thereof, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Company’s representations as expressed herein. The Company and the Company Shareholders understand that the Fusion Common Stock are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Company or any permitted transferee must hold the Fusion Common Stock unless the shares are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Company and the Company Shareholders acknowledge that Parent has no obligation to register or qualify the Fusion Common Stock for resale. The Company and the Company Shareholders further acknowledge that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, and the holding period for the Fusion Common Stock.

4.23	Legends.

The Company, any permitted transferee, and the Company Shareholders understand that the Fusion Common Stock shall bear the following legends:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE SELLER HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED"

4.24   Solvency

As of the Closing Date and after giving effect to the sale of the Assets and to the transactions contemplated under this Agreement:

(a)                The aggregate value of the Company, as a going concern, on a consolidated basis, exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Company.

(b)               No final judgments against the Company or any Subsidiary, in actions for money damages with respect to pending or threatened litigation could reasonably be expected to be rendered at a time when, and in an amount such that, the Company or any Subsidiary will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) and the cash available to the Company and each Subsidiary, after taking into account all other anticipated uses of the cash of the  Company and each Subsidiary (including the payments on or in respect of debt), is anticipated to be sufficient to pay all such judgments promptly in accordance with their terms.

(c) The Company, on a consolidated basis, has not incurred, does not intend to incur, and believes that it will not incur, liabilities beyond its ability to pay such liabilities as such liabilities become absolute and mature.

4.25   Provided Information.

All written information concerning the Company and its Subsidiaries that has been prepared by or on behalf of the Company, its Subsidiaries or any of their respective officers or authorized representatives and that has been or will be provided to Fusion and/or Parent, any of its Affiliates or any of their respective authorized representatives in connection with this Agreement, was or will be, at the time made available, correct in all material respects and did not, at the time made available, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made.

4.26   Full Disclosure.

  Now and as of the date of Closing, the Schedules hereto or which shall be attached hereto prior to Closing, and all documents and other papers listed therein or required to be delivered pursuant to this Agreement, all due diligence, and the Related Agreements are true, complete, correct and authentic. No representation or warranty of the Company, any Subsidiary or the Company Shareholders contained in this Agreement, and, no document or other paper furnished by or on behalf of the Company any Company Shareholder, or any Subsidiary to Fusion and/or Parent (or any of its agents) pursuant to this Agreement or in connection with the transactions contemplated hereby, taken as a whole, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading. There is no fact that has not been disclosed to Fusion and/or Parent in this Agreement in writing and the Related Agreements, the due diligence or the Schedules hereto and thereto that has or will have a Material Adverse Effect on the Company or any Subsidiary or its assets, properties, business, operations, prospects or condition (financial or otherwise), or is reasonably likely to have such an effect.

4.27   Survival.

The Representations and warranties under this Section shall survive the Closing Date for a period of five (5) years.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND FUSION

Fusion and Parent hereby represent and warrant to the Company as follows:

5.1	Organization and Qualification.

Each of Parent and Fusion (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and (c) is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of clause (c), in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fusion or Parent.

5.2    Authorization and Validity of Agreement; Fusion Common Stock.

(a)  Each of Fusion and Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Fusion and Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Fusion and Parent. This Agreement has been duly executed and delivered by Fusion and is a legal, valid and binding obligation of Fusion enforceable against Fusion in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). The Fusion Common Stock has been duly authorized, and when issued pursuant to the terms of this Agreement will be validly issued, fully paid and non assessable.

(b)  Brokers and Finders.

No agent, broker, investment banker, financial advisor or other Person is or will be entitled, by reason of any agreement, act or statement by Fusion or Parent or any of its Subsidiaries or their respective directors, officers, employees or Affiliates, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement.

5.3   Recommendation of the Parent Board.

The Parent Board of Directors, by vote at a meeting duly called and held, has approved this transaction and the issuance of the Fusion Common Stock.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.1   Access to Information Concerning Properties and Records.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement, or upon reasonable notice, the Company will (and cause each of its Subsidiaries to) afford to the officers, employees, counsel, accountants and other authorized representatives of Parent or Fusion reasonable access during normal business hours to all its properties, personnel, books and records and furnish promptly to such Persons such financial and operating data and other information concerning its business, properties, personnel and affairs as such Persons will from time to time reasonably request and instruct the officers, directors, employees, counsel and financial advisors of the Company and each Subsidiary, to discuss the business operations, affairs and assets of the Company and its Subsidiaries and otherwise fully cooperate with the other party in its investigation of the business of the Company and each Subsidiary. Each of Fusion and Parent agrees that it will not, and will cause its officers, employees, counsel, accountants and other authorized representatives not to, use any information obtained pursuant to this Section 6.1 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

6.2   Confidentiality.

Unless otherwise agreed to in writing by the party disclosing (or whose Representatives disclosed) the same (a “disclosing party”), each party (a “receiving party”) will, and will cause its Affiliates, directors, officers, employees, agents and controlling Persons (such Affiliates and other Persons with respect to any party being collectively referred to as such party’s “Representatives”) to, (i) keep all Confidential Information (as defined below) of the disclosing party in strict confidence and not disclose or reveal any such Confidential Information to any Person other than those Representatives of the receiving party who are participating in effecting the transactions contemplated hereby or who otherwise need to know such Confidential Information, (ii) use such Confidential Information only in connection with consummating the transactions contemplated hereby and enforcing the receiving party’s rights hereunder, and (iii) not use Confidential Information in any manner detrimental to the disclosing party. In the event that a receiving party is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information of the disclosing party, the receiving party will provide the disclosing party with prompt notice of such request(s) to enable the disclosing party to seek an appropriate protective order. A party’s obligations hereunder with respect to Confidential Information that (i) is disclosed to a third party with the disclosing party’s written approval, (ii) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, or (iii) is required to be disclosed by applicable law or regulation, will, subject in the case of clauses (ii) and (iii) above to the receiving party’s compliance with the preceding sentence, cease to the extent of the disclosure so consented to or required, except to the extent otherwise provided by the terms of such consent or covered by a protective order. If a receiving party uses a degree of care to prevent disclosure of the Confidential Information that is at least as great as the care it normally takes to preserve its own information of a similar nature, it will not be liable for any disclosure that occurs despite the exercise of that degree of care, and in no event will a receiving party be liable for any indirect, punitive, special or consequential damages. In the event this Agreement is terminated, each party will, if so requested by the other party, promptly return or destroy all of the Confidential Information of such other party, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in the possession of the receiving party or its Representatives; provided, however, that the receiving party will not be required to return or cause to be returned summaries, analyses or extracts prepared by it or its Representatives, but will destroy (or cause to be destroyed) the same upon request of the disclosing party.

For purposes of this Section 6.2, “Confidential Information” of a party means all confidential or proprietary information about such party that is furnished by it or its Representatives to the other party or the other party’s Representatives, regardless of the manner in which it is furnished. “Confidential Information” does not include, however, information which (a) has been or in the future is published or is now or in the future is otherwise in the public domain through no fault of the receiving party or its Representatives or is otherwise required to be disclosed by law; (b) was available to the receiving party or its Representatives on a non-confidential basis prior to its disclosure by the disclosing party; (c) becomes available to the receiving party or its Representatives on a non-confidential basis from a Person other than the disclosing party or its Representatives who is not otherwise bound by a confidentiality agreement with the disclosing party or its Representatives, or is not otherwise prohibited from transmitting the information to the receiving party or its Representatives, or (d) is independently developed by the receiving party or its Representatives through Persons who have not had, either directly or indirectly, access to or knowledge of such information. Nothing contained in this Section 6.2 shall be construed to limit a receiving party’s right to independently develop or acquire products without use of the disclosing party’s Confidential Information.

Neither the Company nor any Subsidiary or Company Shareholder nor any party related thereto, will issue any press release without Parent or Fusion’s express written consent.

6.3	Conduct of the Company and each Subsidiary’s Business Pending and Post Closing.

Except as set forth in Schedule 6.3, the Company will, and will cause each of its Subsidiaries to, except as permitted, required or specifically contemplated by this Agreement, or consented to or approved in writing by Parent or Fusion, during the period commencing on the date hereof and ending at the Closing:

(a) conduct its business only in, and not take any action except in, the ordinary and usual course of its business and consistent with past practices;

(b) use reasonable best efforts to preserve intact its business organization, to preserve its Licenses and Permits in full force and effect, to maintain its Intellectual Property (including the payment of any administrative fees), to keep available the services of its present officers and key employees, and to preserve the goodwill of those having business relationships with it;

(c) not (i) modify or change in any material respect any License, Permit, any Material Contract or any other Contract that is material to the business of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice; (ii) modify or change in any respect any of the Specified Contracts; (iii) terminate any License, Permit, Material Contract or any other Contract that is material to the business of the Company, (iv) issue any equity to any person except as set disclosed to approved by Fusion in writing; (v) hire any new employee, replace any existing employee, enter into any new employment, consulting, contractor, agency or commission agreement, make any amendment or modification to any such existing agreement or grant any increases in compensation, other than the regular annual salary increases required to be made pursuant to the terms of existing employment agreements with employees of the Company or its Subsidiaries who are not directors or officers of the Company; (vi) provide security for any of its outstanding unsecured Indebtedness, provide additional security for any of its outstanding secured Indebtedness or grant, create or suffer to exist any Lien on or with respect to any assets or rights of the Company or any Subsidiary of the Company; (vii) enter into or assume any Contract that would be a Specified Contract, or amend any term of any existing Contract in a manner that would cause it to become a Specified Contract; or (viii) enter into or assume any Contract with respect to any of the foregoing;

(d) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to otherwise acquire any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

(e) not sell, lease or encumber or otherwise voluntarily dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

(f) not incur any amount of Indebtedness or assume or enter into any Contract to do so except as set forth on Schedule 6.3(f). In addition, schedule repayment terms of each item scheduled;

(g) not modify or change in any respect, or terminate any agreement related to material Intellectual Property;

(h) not take any action that would cause its representations and warranties contained in Section 4 to be untrue in any respect or, except as otherwise contemplated by this Agreement, make any changes to the corporate structure of the Company and its Subsidiaries (including the structure of the ownership by the Company of the direct and indirect interests in its Subsidiaries and of the ownership by the Company and its Subsidiaries of their respective businesses and assets);

(i) give prompt notice in writing to Fusion of (i) any information that indicates that any of the Company’s representations or warranties or any Subsidiaries contained herein were not true and correct as of the date hereof or will not be true and correct as of the Effective Time and upon Closing (except for changes permitted or contemplated by this Agreement), (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in Article VI hereof to be satisfied, (iii) any notice or other communication from a third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party; (iv) any notice of, or other communication relating to, any litigation or any order or judgment entered or rendered therein; and the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in Article 8.2 to be satisfied.

6.4    Undertakings.

Except as set forth in Schedule 6.4 the Company will, and will cause each of its Subsidiaries to, undertake the following:

(a) Audit. The Company and its Subsidiaries will undertake to cause an audit of its 2004 Financial Statements on a quarterly basis and a review of its 2005 Financial Statements on a monthly basis by Rothstein, Kass and Company, P.C., or such other accounting firm acceptable to Fusion, and cause to be delivered such audited Financial Statements to Fusion 30 days following the Closing Date. Fusion will share the cost (50/50) of a reasonable audit with the Company provided that (i) the audit is “reasonable” when compared to a company whose financial records are in such a form as not to cause any extraordinary audit procedures or work; (ii) the transaction closes; and (iii) the amount of Parent’s portion does not exceed $10,000.

(b) Liabilities. In the event Parent or Fusion permits the Company or any subsidiary to retain any liabilities post closing, as reflected on Schedule 8.2(m), Parent, or Fusion, as the case may be, shall, without assuming any of the liabilities, control payment by the Company or any Subsidiary to each liability. The Company and the Company Shareholders understand(s) and agree(s) that Fusion and/or Parent, shall have the absolute right to setoff against all or any portion of the payments due the Company or the Company Shareholders, whether in the form of Fusion Common Stock or Cash Payment, against all, or any portion of the Stock Payment, the Cash Payment or the Earn-Out Compensation that may hereafter become due up to the full amount of any liabilities that Parent or Fusion may pay pursuant to the provisions of this Section or otherwise. Fusion and/or Parent reserve the right to make adjustments from the Cash Payment, Earn-Out Compensation or Stock Payment, or a combination of each, and in any order, in its sole discretion.

(c)  Operating Agreement. At the request of Fusion and Parent, the Company shall enter into a Management Agreement with Fusion pursuant to which Parent would assume the responsibility for the management of the Company’s day to day operations in consideration for a management fee to be determined or otherwise to be determined on commercially reasonable terms,.

(d) Section 6.4 shall survive Closing until such time as  6.4(a) and 6.4(b) are completed and Fusion notifies the Company in writing.

ARTICLE VII

INDEMNIFICATION

7.1   Indemnification by the Company, each Subsidiary and the Company Shareholders.

From and after the Closing, the Company, each Subsidiary, and each of the Company Shareholders, jointly and severally, will reimburse, indemnify and hold harmless Fusion and Parent and each of its shareholders, directors, officers, employees and agents, and each of its affiliates (each such person and its successors and assigns is referred to herein as a “Company Indemnified Party”) against and in respect of:

(a) any and all liabilities and obligations of any nature whatsoever relating to the Company, any Subsidiary or the Company Shareholders, the Company or any Subsidiary or the Business or the Assets prior to and after the Closing that any Company Indemnified Party becomes liable for as a result of the purchase of the Assets or related to this Agreement;

(b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Company Indemnified Party that relate to the Company any of its Subsidiaries, or the Company Shareholders, the Company or any of its Subsidiaries business or the Assets and which result from or arise out of any event, occurrence, action, inaction or transaction occurring prior to the Closing Date and thereafter;

(c) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Company Indemnified Party that result from, relate to or arise out of:

(i) any material misrepresentation, breach of material warranty or nonfulfillment of any material agreement or covenant on the part of the Company, any of its Subsidiaries, or the Company Shareholders under this Agreement or from any misrepresentation in or omission from any certificate, response to due diligence, schedule, statement, document or instrument furnished to Fusion pursuant hereto or in connection with the negotiation, execution or performance of this Agreement;

(ii) any claim by any former officer or employee, distributor, customer or creditor of the Company or any Subsidiary or third party related to the Company or any Subsidiary; and

(iii) any of the matters referred to in subparagraphs (a) and (b) above; and

(d) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 7.1.

Notice must be given within a reasonable time after discovery of any fact or circumstance on which a party could claim indemnification (“Claim” or “Claims”). The notice shall describe the nature of the Claim, if the Claim is determinable, the amount of the Claim, or if not determinable, an estimate of the amount of the Claim. Each party agrees to use its best efforts to minimize the amount of the loss or injury for which it is entitled to indemnification. If the party, in order to fulfill its obligations to the other party must take legal action or if the party is involved in legal action, the outcome of which could give rise to its seeking indemnification, one party shall consult with the other party with respect to such legal action and allow it to participate therein.

No Claim for which indemnification is asserted shall be settled or compromised without the written consent of the Parent or Fusion.

A Claim shall be deemed finally resolved in the event a matter is submitted to a court, upon the entry of judgment by a court of final authority.

7.2   Payment of Indemnification Obligation.

The Company, its Subsidiaries and the Company Shareholders agree to pay promptly to any Company Indemnified Party, the amount of all damages, losses, deficiencies, liabilities, costs, expenses, claims and other obligations to which the foregoing indemnities relate, including attorneys’ fees. Fusion or Parent may setoff any indemnification obligation from any portion of the Purchase Price, the Stock Payment, the Cash Payment or the Earn-Out Compensation.

7.3    Other Rights and Remedies Not Affected.

The indemnification rights of the Company Indemnified Party under this Article VII are independent of and in addition to such rights and remedies as the Company Indemnified Party may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

7.4   Survival.

Notwithstanding any right of any party to investigate fully the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, Parent and Fusion has the right to rely fully upon the representations, warranties, covenants and agreements of the Company, each Subsidiary and the Company Shareholders in this Agreement or in any Schedule, certificate or financial statement delivered by any party pursuant hereto. All such Company, each Subsidiary and the Company Shareholders representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder and the Company Indemnified Party shall be indemnified in accordance with this Section 7 or other express provisions in this Agreement, and, except as otherwise specifically provided in this Agreement, the obligations shall thereafter terminate and expire at the end of the fifth (5th) full calendar year after the Closing Date unless a claim has been asserted prior to that date.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1   Conditions Precedent to the Obligations of Fusion and Parent and the Company.

The respective obligations of Fusion and Parent (8.2) and the Company (8.3) to consummate the Closing are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

8.2   Conditions Precedent to the Obligations of Fusion and Parent.

The obligations of Fusion and Parent to consummate the Closing are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Parent or Fusion in writing:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Company, its Subsidiaries and the Company Shareholders contained in Sections 4 shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date. Each other representation and warranty of the Company, its Subsidiaries and the Company Shareholders contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representation and warranty speaks as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Agreements. The Company and each of its Subsidiaries shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officers’ Certificate. The Company and each of its Subsidiaries shall have delivered to Fusion (i) a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer of the Company and each of its Subsidiaries certifying as to the fulfillment of the conditions specified in Section 8, (ii) certificates, dated the Closing Date, signed by and on behalf of each of the individuals listed on Schedule 8.2(c), and (iii) a certificate of the Secretary of the Company certifying, among other things the incumbency of all officers of the Company having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and the transactions contemplated hereby.

(d) Approvals. The holders of any indebtedness of the Company or any Subsidiary or the Company Shareholders, the lessors of any real or personal property or assets leased by the Company or any Subsidiary, the parties (other than the Company or any Subsidiary) to any agreement, contract or commitment to which the Company or any Subsidiary is a party, any governmental agency or body or any other person, firm or corporation which owns or has authority to grant any franchise, license, permit, right or other authorization necessary for the business or operations of the Company or any Subsidiary, to the extent that their consent or approval is required, necessary or, in the opinion of Fusion, desirable under the pertinent debt, lease, agreement, license, contract or commitment or other document or instrument or under applicable laws, rules or regulations for the consummation of the transactions contemplated hereby in the manner herein provided, shall have granted such consent or approval without resulting in the modification, cancellation or termination of any such lease, agreement, contract or commitment or of any such franchise, license, permit, right or other authorization or the subjection of the Company or any Subsidiary to any law, rule, regulation or condition which, in the judgment of Fusion, shall be unduly burdensome. The holders of any Indebtedness of the Company or any Subsidiary or the Company Shareholders shall release any real property, personal property and assets leased by the Company or any Subsidiary and other assets which are part of the Assets from any lien or other security interests pertaining to such assets.

(e) Liens and Encumbrances. Except as set forth on Schedule 8.2(e), on or before the closing, the Company and each Subsidiary shall have obtained a release and discharge of any and all liens (including Tax Liens), security interests, restrictions, defects and encumbrances which affect the Business or Assets to be transferred and provide Company with all UCC-3 forms where applicable.

(f) No Adverse Enactments. There shall not have been any statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending or threatened, which, in Fusion’s reasonable judgment (i) makes or may make this Agreement, or any of the other transactions contemplated by this Agreement illegal or imposes or may impose material damages or penalties in connection therewith, (ii) otherwise prohibits or unreasonably delays, or may prohibit or unreasonably delay transactions contemplated by this Agreement or increases in any material respect the liabilities or obligations of Fusion arising out of this Agreement, or any of the transactions contemplated by this Agreement.

(g) Contract Consents and Notices. All consents to contracts required in connection with the consummation of the transactions contemplated hereby and which, if not obtained or given, would have, individually or in the aggregate, a Material Adverse Effect on the transactions contemplated shall have been obtained and given.

(h) No Material Adverse Change. Since the date hereof, nothing shall have occurred, and Fusion shall not have become aware of any circumstance, change or event having occurred prior to such date, which individually or in the aggregate, has had or, in the reasonable judgment of Fusion, could be expected to have, a material adverse effect on (i) the transactions contemplated hereby or Fusion’s liabilities or obligations with respect to such transactions, or (ii) the business, assets, results of operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole, , or Fusion and its Subsidiaries, taken as a whole (including any potential change or event disclosed on any Schedule which, subsequent to the date hereof, actually occurs) or (iii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States.

(i) Receipt of Approvals and Consents from Governmental Entities. All approvals and consents by any Governmental Entity required in connection with the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, all filings with any Governmental Entity as are required in connection with the consummation of such transactions shall have been made, and all waiting periods, if any, applicable to the consummation of such transactions imposed by any Governmental Entity shall have expired, other than those which, if not obtained, in force or effect, made or expired (as the case may be) would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, Fusion and its Subsidiaries taken as a whole, any Controlling Party of Fusion and its Subsidiaries taken as a whole or the Surviving Entity and its Subsidiaries taken as a whole, to be ineffective.

(j) Proceedings Satisfactory. All actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Fusion and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as such counsel shall have reasonably requested.

(k) Due Diligence. The Company confirms in writing that it has provided and fully disclosed all requested due diligence materials and the Parent and Fusion have completed a review of and have approved in writing, in their sole discretion, all due diligence materials and schedules.

(l) Post Acquisition Plan. The Company and Fusion have completed a post sale plan for the Company’s business which is acceptable to Fusion in its sole discretion and approved in writing.

(m) Satisfaction of Liabilities. On the Closing date, Fusion shall have received evidence in form, and substance satisfactory to Fusion and its counsel, of the satisfaction of all contingent and accrued liabilities of the Company and its Subsidiaries as Fusion shall require. The Company and its Subsidiaries shall pay all Taxes prior to payment of private vendors or payees. In the event Parent or Fusion permit the Company or any Subsidiary to retain a liability, said liability will be fully disclosed on Schedule 8.2(m).

(n) Lock-up Agreement. On the Closing Date, Fusion shall have received a Lock-up Agreement from the Company (or Company Shareholders or any transferee (who will be subject to all the restrictions with respect to the Fusion Common Stock set forth in the Agreement ) in the form of Exhibit “B.”

(o) Employment Agreement. On the Closing Date, Ed Weaver shall execute an employment agreement in the form attached hereto as Exhibit “C.” The terms of the Employment Agreement shall be for two (2) years and include appropriate non-compete and performance provisions. It is acknowledged that Timothy Ringgenberg will not be employed by Fusion or any of its subsidiaries.

(p) Employee Letters. On the Closing date, Fusion shall have received a Letter Agreement from those employees and consultants listed on Schedule 4.18 in the form attached hereto as Exhibit “D” confirming their continued employment by Fusion after the Closing.

(q) Transfer of Equity. On the Closing Date Ed Weaver and Tim Ringgenberg, and any party whom shall be related thereto, shall transfer 100% of the equity in each Subsidiary or Affiliated Party to the Company.

(r) Transfer of Parent Shares. On the Closing Date, the Company shall have prepared instructions to transfer 126,500 Fusion Shares to certain shareholders of the Company and shall have delivered Lock Up Agreements from such Shareholders.

(s) Agreements.  The Company shall have received consents in writing to the assignment of the rights of the Company or its Subsidiaries from the parties to the Agreements listed on Schedule 2.2 such that the Fusion may succeed to those rights.

(t) Licenses. The Company and each Subsidiary shall have received the consent of each Governmental Entity required in connection with the transfer of each License and Permit listed on Schedule 2.2(e) to Fusion, or its designee, at the time of Closing.

(u) E911 Notification. The Company and each Subsidiary will provide evidence satisfactory to Fusion and its counsel that they have fully complied with the E911 notification requirement as set forth by the Federal Communications Commission where applicable.

(v)  Opinion. Fusion shall have received an opinion from Company’s counsel, in form and substance satisfactory to Fusion and its counsel, covering the following matters, and such other matters as Fusion may reasonably request:

(i)  The Company and each of the Company’s Subsidiaries have been duly incorporated and validly exist as a corporation in good standing under the laws of incorporation;

(ii)  The Company and each of the Company’s Subsidiaries have corporate power and authority to own, lease and operate its properties and to conduct its business;

(iii)  The authorized, issued and outstanding capital stock of the Company and each Subsidiary is as set forth in the Agreement, as supplemented or amended;

(iv)  The Company and each Subsidiary is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect;

(v)  The shares of issued and outstanding capital stock of the Company, including the Subsidiaries, have been duly authorized and validly issued and are fully paid and non-assessable; and none of the outstanding shares of capital stock of the Company or a Subsidiary was issued in violation of the preemptive or other similar rights of any security holder of the Company or a Subsidiary;

(vi)  each of the Company Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Agreement and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business; (B) except as otherwise disclosed in the Agreement, all of the issued and outstanding capital stock of each of the Company Subsidiaries has been duly authorized and validly issued, is fully paid and non-assessable and, to the knowledge of such counsel, is owned by the Company, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; and (c) none of the outstanding shares of capital stock of any of the Company's Subsidiaries was issued in violation of the preemptive or similar rights of any security holder of such Subsidiary.

(viii)  To the knowledge of such counsel, there is not pending or threatened any action, suit, proceeding, inquiry or investigation, to which the Company or any Subsidiary of the Company is a party, or to which the property of the Company or any Subsidiary of the Company is subject, before or brought by any court or governmental agency or body, (a) which might reasonably be expected to result in a Material Adverse Effect, or (b) which might reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in this Agreement or the performance by the Company or its Subsidiaries of its obligations thereunder or the transactions contemplated by the Agreement, or (c) required to be described in the Agreement but not so described;

(ix)  To the knowledge of such counsel, neither the Company nor any of its Subsidiaries is in violation of its charter or by-laws or other organizational documents and no default by the Company or any of its Subsidiaries exists in the due performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument that is described or referred to in the Agreement or filed or incorporated by reference therein;

(x)  The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated in the agreement and the and compliance by the Company or its Subsidiaries with its obligations under the Agreement, do not and will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any Lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument, known to such counsel, to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any Subsidiary of the Company is subject (except for such conflicts, breaches or defaults or Liens, charges or encumbrances for which waivers have been obtained or that would not have a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any of its Subsidiaries, or, to such counsel's knowledge, any applicable law, statute, rule, regulation (assuming compliance with all applicable state securities and Blue Sky laws) applicable to the Company or any judgment, order, writ or decree, known to such counsel, of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties, assets or operations.

(w) Bulk Sales. The Company and its Subsidiaries shall have complied with all Bulk Sales Transaction rules in each jurisdiction as applicable.

(x) Debtor and Creditor Act. The Company and its Subsidiaries shall have complied with the rules and regulations of each particular jurisdiction as they pertain to creditor’s rights, including but not limited to, right of notification of an asset sale.

(y) VOIC. The Company and its Subsidiaries shall cause VOIC to enter into an exclusive Independent Marketing Agreement with the Parent and any Company Shareholder having an interest, directly or indirectly, with VOIC shall sever such interest with VOIC prior to Closing. A form of the Independent Marketing Agreement is attached hereto as Exhibit “E.”

(z) Obligations to Shareholders. The Company and its Subsidiaries will satisfy all lawful obligations with each of its shareholders.

(aa) Litigation. The Company, and its Subsidiaries, shall have fully resolved discharged and be released from all pending or threatened litigation, set forth on Schedule 4.11.

(bb) Philippines. Fusion shall have entered into an agreement, in accordance with Philippine laws, to utilize the license of Philippines until such time as Fusion or Parent or its designee can obtain their own license.

(cc) Audit. The Company and its Subsidiaries, in the opinion of Fusion and its auditors, are able to comply with the audit requirements of Section 6.4(a).

(dd) Schedules. (a) In the event the schedules required to be produced by the Company, a subsidiary or any of the Company Shareholders are not completed prior to execution of this Agreement, and in such case the Parent or Fusion gives express written permission to complete any schedules post the date this Agreement is executed, the Company, each subsidiary and the Company Shareholders shall cause the schedules to be completed in their entirety and provide all supporting due diligence material to support said schedules at least ten (10) days prior to the Closing. (b) Fusion reserves the right to reject or accept any item listed on any Schedule prior to the Closing.

(ee) Operating Agreements. Effective upon Closing, Hong Kong, Philippines, Malaysia and UK, shall have entered into an operating agreement with Fusion, or its designee, which will include, but not be limited to, terms that require (i) Parent is the exclusive provider of services (of the type(s) offered by Parent); (ii) all revenues and profits will flow to Parent post Closing; and (iii) Parent has 100% of the operational control of the business of each post Closing.

(ff) Additional Representations and Warranties. Prior to closing, the Company, the Subsidiaries and the Company Shareholders shall provide Fusion and Parent any additional warranties and representations as they may reasonably request based in information determined from any Schedules provided subsequent to the execution of this Agreement..

(gg) Signatory. The Company and each Subsidiary shall execute and file contemporaneous with Closing, such documentation necessary to remove the signatory(s) on each bank account, cash, merchant accounts, or the like, and replace such signatory with the person or persons whom the Parent or Fusion shall elect.

8.3	Conditions Precedent to the Obligations of the Company, each Subsidiary and the Company Shareholders.

The obligation of the Company to consummate the Closing is also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by the Company:

(a) Accuracy of Representations and Warranties. All representations and warranties of Fusion contained herein shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties speak of a specified earlier date) as though made on and as of the Closing Date.

(b) Performance of Agreements. Fusion shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied by them on the Closing Date.

ARTICLE IX

TERMINATION

9.1	Termination by Either Fusion or the Company.

In the event any of the conditions contained in Section 8.2 are not fully and completely satisfied as solely determined by the Parent or Fusion, and the conditions shall not have been expressly waived in writing, this Agreement shall terminate upon notice by the Parent or Fusion to the Company. In the event any of the conditions contained in Section 8.3 are not satisfied by Fusion as of the Closing Date and the conditions shall not have been waived, this Agreement shall terminate upon notice by the Company to Fusion.

9.2    Effect of Termination and Abandonment.

In the event of termination of this Agreement pursuant to this Article IX, this Agreement, except as to the provisions of Section 4.11, Section 6.2 and Section 7 which shall expressly survive any termination, shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1   No Waiver, Survival of Representations, Warranties, Covenants and Agreements.

The respective representations and warranties of Parent, Fusion, the Company, each Subsidiary and the Company Shareholders contained herein or in any schedule or certificate or other instrument delivered pursuant hereto prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto or any knowledge of any party (including any employee of any party) for whose benefit such representations and warranties are made. The respective covenants and agreements of the parties contained herein which are to be performed after the Closing shall survive the Closing Date and shall only terminate in accordance their respective terms.

10.2	Expenses.

The parties shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

10.3	Remedy.

The Company , it Subsidiaries and the Company Shareholders acknowledge that the Assets are unique and not otherwise available and agree that, in addition to any other remedy available to Fusion or Parent; Fusion and/or Parent may invoke any equitable remedy to enforce performance hereunder, including, without limitation, the remedy of specific performance.

10.4	Notices.

  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise) or mailed, certified or registered mail with postage prepaid, or sent by confirmed telecopier, as follows:

(a)   If to Fusion or Parent:

Fusion Telecommunications International, Inc.
420 Lexington Avenue, Suite 518
New York, New York 10170
Facsimile: (212) 972-7884

with a copy to:

Heitz & Associates, P.C.
345 Woodcliff Drive
Fairport, New York 14450
Attention: William R. Heitz, Esq.
Facsimile: (585) 387-0130

with an additional copy to:

Andrew Lewin, Esq.
Fusion Telecommunications International, Inc.
420 Lexington Avenue, Suite 518
New York, New York 10170
Facsimile: (212) 972-7884

(b)   If to the Company and/or its Subsidiaries:

iFreedom Communications, Inc.
3 Holland
Irvine, CA 92618
Facsimile: 949-461-9267

with a copy to:

Richard I. Anslow, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Fascimile: (732) 577-1188

(c)   If to the Company Shareholders:

iFreedom Communications
c/o Edward J. Weaver
1003 Twelve Stones Court
Goodlettsville, TN 37072
Facsimile: 615-859-0956

with a copy to:

Richard I. Anslow, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Fascimile: (732) 577-1188

or to such other Person or address as any party shall specify by notice in writing to the other party. Any such notice shall be deemed to have been given (a) upon actual delivery, if delivered by hand, (b) on the third (3rd) business day following deposit of such notice, properly addressed with postage prepaid, with the United States Postal Service if mailed by registered or certified mail, return receipt requested, or (c) upon sending such notice, if sent via facsimile, with confirmation of receipt, except that any notice of change of address shall be effective only upon actual receipt thereof.

10.5   Entire Agreement.

This Agreement (including the Schedules, Annexes, Exhibits and other documents referred to herein) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

10.6   Assignment; Binding Effect; Benefit.

Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except for the provisions (which may be enforced by the Indemnified Parties), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.7   Amendment.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

10.8   Headings.

The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9   Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

10.10   Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to jurisdiction over the person.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11   Joint Participation in Drafting this Agreement.

The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

10.12   Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.13   Enforcement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Federal courts of the United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14   Attorneys’ Fees and Costs.

Unless expressly set forth in the Agreement, if any action or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach or default in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding (including, without limitation, reasonable attorneys’ fees and costs incurred in all appellate proceedings), in addition to any other relief to which it may be entitled.

10.15   Representation by Counsel.

Each party has had the opportunity and reasonable time, to consult the attorney and accountant of its choosing with reference to this Agreement and the transactions contemplated herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FUSION VOIP ACQUISITION CORP.

By: ________________________________
Name:
Title:

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

By: ________________________________
Name:
Title:

IFREEDOM COMMUNICATIONS INTERNATIONAL HOLDINGS, LIMITED

By: ________________________________
Name:
Title:

IFREEDOM COMMUNICATIONS CORPORATION

By: ________________________________
Name:
Title:

IFREEDOM COMMUNICATIONS (MALAYSIA) Sdn. Bhd.

By: ________________________________
Name:
Title:

IFREEDOM COMMUNICATIONS, INC.

By: ________________________________
Name:
Title:

IFREEDOM COMMUNICATIONS HONG KONG, LIMITED

By: ________________________________
Name:
Title:

IFREEDOM UK, LTD.

By: ________________________________
Name:
Title:

______________________________
TIMOTHY RINGGENBERG

_______________________________
SETH RINGGENBERG

_______________________________
LINDA RINGGENBERG

_______________________________
EDWARD J. WEAVER